Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rex Energy Corporation:

We consent to the incorporation by reference in the registration statement on Form S-3 of Rex Energy Corporation and subsidiaries (the Company) (No. 333-174741) and the Registration Statements on Form S-8 of the Company (Nos. 333-146648 and 333-188676), our reports dated March 14, 2013, except for Notes 26 and 28, as to which the dates are September 3, 2013, with respect to the consolidated balance sheet of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in noncontrolling interests and stockholders’ equity (deficit), and cash flows for the years then ended, which report appears in this Current Report on Form 8-K of Rex Energy Corporation and the effectiveness of internal control over financial reporting as of December 31, 2012 which report appears on the Company’s Form 10-K.

Our report refers to our audit of the adjustments to the 2010 consolidated financial statements to retrospectively adjust the disclosures for a change in the composition of reportable segments discussed in Note 3 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2010 consolidated financial statements of Rex Energy Corporation other than with respect to the adjustments.

KPMG LLP

Dallas, Texas

September 3, 2013